           As filed with the Securities and Exchange Commission on June 14, 2001

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                        ______________________________
                                  SCHEDULE TO
                      (Amendment No. 3 - Final Amendment)
                                 (Rule 13e-4)
            Tender Offer Statement under Section 14(d)(1) or 13(e)
                    of the Securities Exchange Act of 1934

                           ________________________
                           Chordiant Software, Inc.
         (Name of Subject Company--Issuer and Filing Person--Offeror)

                           ________________________
                       Options to Purchase Common Stock,
                          par value $0.001 per share
                        (Title of Class of Securities)

                           ________________________
                                   170404107
                     (CUSIP Number of Class of Securities)

                           ________________________
                              Samuel T. Spadafora
                     Chairman and Chief Executive Officer
                           Chordiant Software, Inc.
                     20400 Stevens Creek Blvd., Suite 400
                          Cupertino, California 95014
                          Telephone: (408) 517 - 6100
      (Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

                             ____________________
                                  Copies to:
                             Nancy H. Wojtas, Esq.
                              Cooley Godward llp
                  Five Palo Alto Square, 3000 El Camino Real
                       Palo Alto, California 94306-2155
                           Telephone: (650) 843-5000

                           CALCULATION OF FILING FEE
================================================================================
Transaction Valuation*                      Amount of Filing Fee**
--------------------------------------------------------------------------------
$56,548,849.64                              $11,309.77***
================================================================================

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 10,730,332 shares of common stock of Chordiant Software, Inc. having a weighted average exercise price of $5.270 as of May 1,2001 will be exchanged pursuant to this offer.
** One-fiftieth of 1% of the value of the transaction, pursuant to Rule 0-11 of the Securities Exchange Act.
***Previously paid.

[_] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid.

Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     Amount Previously Paid:   Not applicable.    Filing Party: Not applicable.

     Form or Registration No.: Not applicable.    Date Filed:   Not applicable.

[_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[_]  Third-party tender offer subject to Rule 14d-1.
[X]  Issuer tender offer subject to Rule 13e-4.
[_]  Going-private transaction subject to Rule 13e-3.
[_]  Amendment to Schedule 13D under Rule 13d-2.

[X] Check the following box if the filing is a final amendment reporting the results of the tender offer

                                  SCHEDULE TO

                            INTRODUCTORY STATEMENT

          This Amendment No. 3 amends and supplements the Tender Offer Statement on Schedule TO, as amended (the "Schedule TO"), filed with the Securities and Exchange Commission on May 4, 2001, to report the results of the offer by Chordiant Software Inc., a Delaware Corporation (the "Company"), to exchange all options ("Options") outstanding under the Chordiant 1999 Equity Incentive Plan, the Chordiant 1999 Non-Employee Directors' Stock Option Plan, the Chordiant 2000 Nonstatutory Equity Incentive Plan, the White Spider Software 2000 Stock Incentive Plan and the Prime Response 2000 Stock Option/Stock Issuance Plan to purchase shares of the Company's common stock, par value $ .01 per share (the "Common Stock"), for new options (the "New Options") to purchase shares of the Common Stock to be granted under the Chordiant 1999 Equity Incentive Plan and the Chordiant 2000 Nonstatutory Equity Incentive Program, upon the terms and subject to the conditions described in the Offer to Exchange, dated May 4, 2001, as amended and supplemented on May 29, 2001 (the "Offer to Exchange"), the Summary of Terms, as amended and supplemented (the "Summary of Terms"), and the related Election Form, as revised (the "Election Form" and together with the Offer to Exchange and the Summary of Terms, the "Offer").

ITEM 4.    TERMS OF THE TRANSACTION.

Item 4 of the Schedule TO is hereby amended and supplemented to add the following paragraph (c):

          (c) The Offer expired at 12:00 p.m., Pacific Daylight Time, on Wednesday, June 6, 2001. Pursuant to the Offer, we accepted for cancellation options to purchase an aggregate of 824,986 shares of our Common Stock from a total of 67 eligible participants. Upon the terms and subject to the Conditions of the Offer, we will grant options to purchase an aggregate of 824,986 shares of our common stock in exchange for such cancelled options. We will promptly send each option holder whose options have been accepted for cancellation a letter, substantially in the form of Exhibit (a)(1)(K), as previously filed, indicating the number of shares of Common Stock subject to such holder's options that have been accepted for exchange, the corresponding number of shares of Common Stock that will be subject to the options that will be granted to such holder and the expected grant date of the New Options.

ITEM 12.   EXHIBITS.

Item 12 of the Schedule TO is hereby amended and restated as follows:


 Exhibit Number                           Description
---------------- ---------------------------------------------------------------
  99.(a)(1)(A)*   Offer to Exchange, dated May 4, 2001.

  99.(a)(1)(B)*   Summary of Terms.

  99.(a)(1)(C)*   E-mail Transmittal Letter.

  99.(a)(1)(D)*   Form of Election Form.

  99.(a)(1)(E)*   Form of Notice of Change in Election from Accept to Reject.

  99.(a)(1)(F)*   Form of Notice of Change in Election from Reject to Accept.

  99.(a)(1)(G)*   Chordiant Software, Inc. Annual Report on Form 10-K for its
                  fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on March 27, 2001 and incorporated herein by reference.

  99.(a)(1)(H)**  Chordiant Software, Inc. Definitive Proxy Statement on
                  Schedule 14A filed with the Securities and Exchange Commission on April 20, 2001 and incorporated by herein by

-------------------
CUSIP NO. 170404107
-------------------

                                  Schedule TO

                  reference.

  99.(a)(1)(I)**  Supplement, dated May 29, 2001, to Offer to Exchange, dated
                  May 4, 2001.

  99.(a)(1)(J)**  Form of E-mail Transmittal Letter distributing the Supplement.

  99.(a)(1)(K)**  Form of Confirmation Letter to Employees.

  99.(a)(1)(L)**  Form of Revised Election Form.

  99.(a)(1)(M)**  Chordiant Software, Inc. Quarterly Report on Form 10-Q for the
                  period ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001 and incorporated herein by reference.

  99.(a)(1)(N)*** Power Point slides delivered to employees.

  99.(b)          Not applicable.

  99.(d)(1)*      Chordiant Software, Inc.'s 1999 Equity Incentive Plan and Form
                  of Stock Option Agreement (filed as Exhibit 10.2 to the
                  Company's Registration Statement on Form S-1 (No.333-92187) filed on December 6, 1999 and which Exhibit 10.2 is incorporated herein by reference).

  99.(d)(2)*      Chordiant Software, Inc.'s 1999 Employee Stock Purchase Plan
                  (filed as Exhibit 10.3 with the Company's Registration
                  Statement on Form S-1 (No. 333-92187) filed on December 6,
                  1999 and which Exhibit 10.3 is incorporated herein by reference).

  99.(d)(3)*      Chordiant Software, Inc.'s 1999 Non-Employee Directors' Plan
                  and Form of Stock Option Agreement (filed as Exhibit 10.4 with
                  Amendment No. 1 to the Company's Registration Statement on
                  Form S-1 (No. 333-92187) filed on January 19, 2000 and which
                  Exhibit 10.4 is incorporated herein by reference).

  99.(d)(4)*      Chordiant Software, Inc.'s 2000 Nonstatutory Equity Incentive
                  Plan (filed as Exhibit 99.2 with the Company's S-8
                  Registration Statement (No. 333-42844) filed on August 2, 2000 and which Exhibit 99.2 is incorporated herein by reference).

  99.(d)(5)*      White Spider Software, Inc.'s 2000 Stock Incentive Plan (filed as Exhibit 99.1 with Chordiant Software, Inc.'s Current Report on Form S-8 (No. 333-49032) filed on October 31, 2000 and which Exhibit 99.1 is incorporated herein by reference).

  99.(d)(6)*      Prime Response, Inc.'s 1998 Stock Option/Stock Issuance Plan,
                  as amended.

  99.(g)          Not applicable.

  99.(h)          Not applicable.

* Previously filed as and exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 4, 2001.

** Previously filed as on exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 29, 2001.

*** Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 31, 2001.

-------------------
CUSIP NO. 170404107
-------------------

                                  Schedule TO

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 14, 2001

                              CHORDIANT SOFTWARE, INC.

                              By:  /s/ Steve G. Vogel
                              -----------------------------------

                              Name:  Steve G. Vogel
                              Title: Senior Vice President of Finance, Chief
                                     Financial Officer and Chief Accounting
                                     Officer

-------------------
CUSIP NO. 170404107
-------------------

                                  Schedule TO

                               INDEX OF EXHIBITS

 Exhibit Number                             Description
----------------  --------------------------------------------------------------
  99.(a)(1)(A)*     Offer to Exchange, dated May 4, 2001.

  99.(a)(1)(B)*     Summary of Terms.

  99.(a)(1)(C)*     E-mail Transmittal Letter.

  99.(a)(1)(D)*     Form of Election Form.

  99.(a)(1)(E)*     Form of Notice of Change in Election from Accept to Reject.

  99.(a)(1)(F)*     Form of Notice of Change in Election from Reject to Accept.

  99.(a)(1)(G)*     Chordiant Software, Inc. Annual Report on Form 10-K for its
                    fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission on March 27, 2001 and incorporated herein by reference.

  99.(a)(1)(H)**    Chordiant Software, Inc. Definitive Proxy Statement on
                    Schedule 14A filed with the Securities and Exchange
                    Commission on April 20, 2001 and incorporated by herein by reference.

  99.(a)(1)(I)**    Supplement, dated May 29, 2001, to Offer to Exchange, dated
                    May 4, 2001.

  99.(a)(1)(J)**    Form of E-mail Transmittal Letter distributing the
                    Supplement.

  99.(a)(1)(K)**    Form of Confirmation Letter to Employees.

  99.(a)(1)(L)**    Form of Revised Election Form.

  99.(a)(1)(M)**    Chordiant Software, Inc. Quarterly Report on Form 10-Q for
                    the period ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001 and incorporated herein by reference.

  99.(a)(1)(N)***   Power Point slides delivered to employees.

  99.(b)            Not applicable.

  99.(d)(1)*        Chordiant Software, Inc.'s 1999 Equity Incentive Plan and
                    Form of Stock Option Agreement (filed as Exhibit 10.2 to the
                    Company's Registration Statement on Form S-1 (No.333-92187) filed on December 6, 1999 and which Exhibit 10.2 is incorporated herein by reference).

  99.(d)(2)*        Chordiant Software, Inc.'s 1999 Employee Stock Purchase Plan
                    (filed as Exhibit 10.3 with the Company's Registration
                    Statement on Form S-1 (No. 333-92187) filed on December 6,
                    1999 and which Exhibit 10.3 is incorporated herein by reference).

  99.(d)(3)*        Chordiant Software, Inc.'s 1999 Non-Employee Directors' Plan
                    and Form of Stock Option Agreement (filed as Exhibit 10.4 with Amendment No. 1 to the Company's Registration Statement on Form S-1 (No. 333-92187) filed on January 19, 2000 and which Exhibit 10.4 is incorporated herein by reference).

-------------------
CUSIP NO. 170404107
-------------------

                                  Schedule TO

  99.(d)(4)*        Chordiant Software, Inc.'s 2000 Nonstatutory Equity
                    Incentive Plan (filed as Exhibit 99.2 with the Company's S-8
                    Registration Statement (No. 333-42844) filed on August 2,
                    2000 and which Exhibit 99.2 is incorporated herein by reference).

  99.(d)(5)*        White Spider Software, Inc.'s 2000 Stock Incentive Plan
                    (filed as Exhibit 99.1 with Chordiant Software, Inc.'s
                    Current Report on Form S-8 (No. 333-49032) filed on October
                    31, 2000 and which Exhibit 99.1 is incorporated herein by reference).

  99.(d)(6)*        Prime Response, Inc.'s 1998 Stock Option/Stock Issuance
                    Plan, as amended.

  99.(g)            Not applicable.

  99.(h)            Not applicable.

* Previously filed as and exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 4, 2001.

** Previously filed as on exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 29, 2001.

*** Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 31, 2001.